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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number              000-50016
                                                                       001-03410

                          American Banknote Corporation
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             (Exact name of registrant as specified in its charter)

                                560 Sylvan Avenue
                     Englewood Cliffs, New Jersey 07632-3119
                                 (201) 568-4400
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Series 1 Warrants to purchase Common Stock
                   Series 2 Warrants to purchase Common Stock
                     Equity Options to purchase Common Stock
                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(i)   [ ]
       Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                               Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: 136

         Pursuant to the requirements of the Securities Exchange Act of 1934, American Banknote Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 11, 2005                     By: /s/ Steven G. Singer
                                            ------------------------------------
                                            Chief Financial Officer and Chairman

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.